PO Box 459 Edinburg, VA 22824

                                                     Advanced Media & Communications Solutions

Exhibit 99.1

PRESS RELEASE	Contact:	Earle A. MacKenzie
540.984.5192

Shenandoah Telecommunications Company Reports First Quarter 2007 Financial Results

EDINBURG, VA, (April 25, 2007) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the first quarter of 2007. Operating income for the quarter ending March 31, 2007 was $7.1 million, an increase of $2.9 million or 70.7% over the first quarter of 2006. Net income for the first quarter was $4.1 million, with fully diluted earnings per share of $0.52.

▪	First Quarter Highlights

For the quarter ended March 31, 2007, operating income was $7.1 million and net income was $4.1 million compared to operating income of $4.2 million and net income of $8.5 million in first quarter 2006. In the first quarter 2007, the Company recorded a non-recurring net of tax expense of $1.2 million related to a reduction in force and Early Retirement Plan announced late in 2006. Net income for the first quarter of 2006 included the one time net of tax gain of $6.4 million related to the liquidation of the Rural Telephone Bank.

In March 2007, the Company signed an amendment to its Sprint PCS Affiliate Management Agreement, which was retroactive to January 1, 2007, simplifying the settlement process between itself and Sprint Nextel. The Agreement also provides Shentel with more certainty in projecting its revenues and expenses, and settled any potential claims that Shentel may have had in connection with the merger of Sprint and Nextel.

In order to conform to the new terms of the Management Agreement with Sprint Nextel, the Company changed the presentation of reporting PCS revenue and expenses. This change is the primary reason for the decrease in consolidated revenues from $39.8 million in the first quarter of 2006 to $33.0 million in the first quarter of 2007. Likewise the change was the primary reason for the decrease in consolidated expenses from $35.7 million in 2006 to $26.0 million in 2007.

▪	PCS Operations

The Company continued to experience strong growth in wireless revenues as a Sprint PCS Affiliate of Sprint Nextel, increasing its PCS subsidiary operating income by $4.7 million to a total of $7.3 million for first quarter 2007 compared to the same period last year. The Company’s Sprint Nextel retail wireless customer count increased during the first quarter by 11,645 to a total of 165,148. These results represent an 89.4% increase in net additions from the first quarter of 2006. The Company’s first quarter churn was 1.8%, compared to 1.9% in the first quarter of 2006. Wireless revenues decreased $6.5 million primarily as a result of the changes in accounting adopted by the Company to record PCS revenues, consistent with the terms of the newly amended Agreement with Sprint Nextel. The Company plans to provide details related to the change adopted by the Company in its upcoming 10-Q filing with the Securities and Exchange Commission.

▪	Telephone Operations

The operating income of the local telephone operations for the quarter was $2.2 million, a decrease of $1.3 million from 2006. The Telephone Company recorded approximately $1.4 million of the total $2.0 million of the reduction in force and early retirement expenses recorded in the quarter. Telephone had 24,794 access lines at March 31, 2007, a decrease of 36 from the previous year-end.

▪	Converged Services (NTC)

The operating loss for the first quarter was $1.7 million, an increase of $0.1 million from 2006. The increase in the operating loss is due primarily to an increase in depreciation expense resulting from the increase in fixed assets and management’s decision in the third quarter of 2006 to shorten the useful lives of certain assets, which was greater than the decrease of expenses in other areas of the operations.

▪	Other Information

The Company’s capital expenditures and commitments in the first quarter were $4.0 million and it had cash and cash equivalents of $20.9 million. At March 31, 2007, the debt/equity ratio was 0.18; and debt as a percent of total assets was 11.8%.

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▪	About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors..

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SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	March 31,	December 31,
	2007	2006

Cash and cash equivalents	$20,867	$13,440
Other current assets	17,722	17,423
Total securities and investments	7,027	7,075

Property, plant and equipment	276,662	274,061
Less accumulated depreciation	124,670	118,417
Net property, plant and equipment	151,992	155,644

Other assets, net	14,055	14,138
Total assets	$211,663	$207,720

Current liabilities, exclusive of current maturities of $4,142 and $4,109, respectively	$17,828	$17,171
Long-term debt, including current maturities	25,001	26,016
Total other liabilities	29,174	29,344
Total shareholders’ equity	139,660	135,189
Total liabilities and shareholders’ equity	$211,663	$207,720

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SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income (In thousands, except per share amounts)	Three months ended March 31,
	2007	2006

Revenues	$33,048	$39,799

Cost of goods and services	11,402	16,868
Depreciation and amortization	7,088	6,537
Selling, general and administrative	7,474	12,243

Operating income	7,084	4,151

Interest expense	507	648
Other income	(316)	(10,641)
Income tax provision	2,822	5,522
Net income before change in accounting	4,071	8,622

Cumulative effect of a change in accounting, net of income taxes	—	(77)

Net income	$4,071	$8,545

Basic net income per share:
Net income before cumulative effect of a change in accounting, net of taxes	$0.52	$1.12

Cumulative effect of a change in accounting, net of income taxes	—	(0.01)
Net income per share, basic	$0.52	$1.11

Diluted net income per share:
in accounting, net of taxes	$0.52	$1.11

Cumulative effect of a change in accounting, net of income taxes	—	(0.01)
Net income per share, diluted	$0.52	$1.10

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